EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-3 of our report dated March 23, 2009, relating to the financial statements of Nova Measuring Instruments Ltd. appearing in the Annual Report on Form 20-F of Nova Measuring Instruments Ltd. for the year ended December 31, 2008 filed on March 30, 2009. We also consent to the reference to us under the heading “Experts” in this Amendment No. 1 to Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
December 29, 2009